UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2010
VAPOR CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-19001	84-1070932

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 W. Hallandale Boulevard Suite 100 Hallandale, FL	33009

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 888-766-5351
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On March 21, 2011, Vapor Corp. (the “Company”) entered into a lease (“Lease”) with 3001 Griffin Partners, LLC (“Landlord”), whereby the Company agreed to lease a total of approximately 13,323 square feet (the “Premises”) located at 3001 and 3091 Griffin Rd., Dania Beach, Florida.
The Lease term is for twenty-four (24) months, commencing on March 21, 2011 at an annual rent of $144,000, including a 45 day rate abetment, plus all applicable state and municipal sales taxes. The Company has three successive one-year options to extend the term of the Lease at an annual rental rate of $151,200, $158,760 and $174,636, respectively, as set forth in the Lease in addition to any and all applicable state and municipal sales taxes.
After forty-five (45) days of total rent abatement on the Lease, the total monthly base rent for the next twenty-four (24) months of the Lease term will be $12,000.00.
Under the Lease, the Company is solely responsible for all operating expenses related to the Premises. The Company will be permitted access to the entire Premises 24 hours per day, 7 days a week during the duration of the Lease term.
The Company has paid Landlord a cash Security Deposit in the amount of Twelve Thousand Dollars ($12,000.00).
The foregoing summary is qualified in its entirety by reference to the Lease. A copy of the Lease is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The the lease has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Lease Agreement, by and between Vapor Corp., Inc., and 3001 Griffin Partners, LLC, dated March 21, 2011.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2011	VAPOR CORP.
	By:	/s/ Kevin Frija
		Name:	Kevin Frija
		Title:	President